Exhibit 99.(h)(1)

CALAMOS AKSIA HEDGED STRATEGIES FUND

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made effective as of the 31st day of August 2025, between Calamos Financial Services LLC, a limited liability company organized under the laws of the State of Delaware and having its principal office and place of business in Naperville, Illinois (the “Distributor”), and Calamos Aksia Hedged Strategies Fund, a Delaware statutory trust having its principal office and place of business in Naperville, Illinois (the “Trust”).

WITNESSETH:

In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

1.             Appointment of Distributor. The Trust hereby appoints the Distributor as its exclusive agent to sell and distribute shares of the Trust (the “Shares”) at the offering price thereof as from time to time determined in the manner herein provided. The Distributor hereby accepts such appointment and agrees during the term of this Agreement to provide the services and to assume the obligations set forth herein. The Trust agrees that it will not, without the Distributor’s consent, sell or agree to sell any Shares otherwise than through the Distributor, except that (a) the Trust may itself sell Shares as an investment to the trustees, officers, directors and bona fide full- time employees of the Trust, the Distributor and the Trust’s investment advisors and sub-advisor; and (b)  the Trust may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the Investment Company Act of 1940, as amended (the “Investment Company Act”); provided that in no event as to any of the foregoing exceptions shall the Shares be issued and sold at less than the net asset value thereof.

2.             Basis of Sale of Shares. The Distributor does not agree to sell any specific number of Shares. Shares will be sold by the Distributor as agent for the Trust only against orders therefore. The Distributor will not purchase Shares from anyone other than the Trust except as agent for the Trust.

3.             Offering Price. All Shares offered for sale by the Distributor shall be offered for sale at a price per share (the “Offering Price”) equal to the net asset value per Share of the applicable class of Shares of the Trust plus any applicable sales charge as set forth in the then current Prospectus (as defined below). The Offering Price, if not an exact multiple of one cent, shall be adjusted to the nearest cent. “Prospectus” means any prospectus, registration statement or statement of additional information, as appropriate, including all amendments or supplements thereto.

4.             Manner of Offering. The Distributor will conform to the terms of the Prospectus and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares. The Distributor also agrees to furnish to the Trust sufficient copies of any agreements, plans or sales literature it intends to use in connection with any sales of Shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

The Distributor shall have the right to accept or reject orders for the purchase of Shares. Any consideration that the Distributor may receive in connection with a rejected purchase order will be returned promptly to the prospective purchaser. The Trust or its transfer agent or shareholder servicing agent is authorized to confirm sales of Shares on behalf of the Distributor. The Trust shall register or cause to be registered all Shares sold by the Distributor pursuant to the provisions hereof in such name or names and amounts as the Distributor may request from time to time and the Trust shall issue or cause to be issued certificates evidencing such Shares for delivery to Distributor or pursuant to Distributor’s direction if and to the extent that the Trust contemplates the issuance of such share certificates. All Shares, when so issued and paid for, shall be fully paid and nonassessable.

5.             Securities Laws. The Trust has delivered to the Distributor a copy of the current Prospectus relating to Shares. The Trust agrees that it will use its best efforts to continue the effectiveness of the Trust’s Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”). The Trust further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act. Once registered under the Investment Company Act as an investment company, the Trust will use its best efforts to maintain such registration and to comply with the requirements of said Act.

At the Distributor’s request, the Trust will take such steps as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States of America, in the District of Columbia and in foreign countries, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Trust shall not be required to qualify Shares or to maintain the qualification of Shares in any state, territory, dependency, district or country where it shall deem such qualification disadvantageous to the Trust.

The Distributor agrees that:

(a)           Neither the Distributor nor any of it officers will take any long or short position in the Shares, but this provision shall not prevent the Distributor or its officers from acquiring Shares for investment purposes only;

(b)           The Distributor shall furnish to the Trust any pertinent information required to be inserted with respect to the Distributor as the Distributor within the purview of the Securities Act in any reports or registration required to be filed with any governmental authority; and

(c)           The Distributor will not make any representations inconsistent with the Registration Statement or Prospectus filed under the Securities Act, as in effect from time to time.

6.             Compensation to Distributor. As compensation for providing the services under this Agreement, the Distributor will receive from the Trust:

(a)           all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in the Trust’s distribution plan established pursuant to Rule 12b-1 under the Investment Company Act (the “Distribution Plan”) and/or shareholder services and similar plans applicable to the appropriate class of shares of the Trust, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

(b)            all front-end sales charges, if any, on purchases of Shares sold subject to such charges as described in the Prospectus, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

(c)            all contingent deferred sales charges (“CDSC”), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Prospectus, or as otherwise required pursuant to applicable law.

7.             Allocation of Expenses.

(a)           The Trust, either directly or through its investment advisor, will be responsible for, and shall pay the expenses incurred in connection with:

(i)            providing all necessary services, including fees and disbursements of counsel, related to the preparation, setting in type, printing and filing of any registration statement and/or prospectus and statement of additional information required under the Securities Act, or under state securities laws, covering its Shares, and all amendments and supplements thereto, the mailing of any such prospectus and statement of additional information to existing shareholders, and preparing, setting in type, printing and mailing periodic reports to existing shareholders;

(ii)            the cost of all registration or qualification fees;

(iii)           the cost of preparing temporary and permanent share certificates for Shares;

(iv)          all the Federal and state (if any) issue and/or transfer taxes payable upon the issue by or transfer from the Trust to the Distributor of any and all Shares distributed hereunder.

(b)           The Distributor shall bear all sales, promotion or distribution expenses in connection with the distribution of Shares and shall be the sole judge of the extent to which sales or promotion expenses shall be incurred. Expenses incurred in complying with laws regulating the issue or sale of securities shall not be deemed to be sales, promotion or distribution expenses. The Distributor agrees that, after the prospectus, statement of additional information and periodic reports have been set in type, it will bear the expense of printing and distributing any copies thereof that are to be used in connection with the offering of Shares to investors. The Distributor further agrees that it will bear the expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use in connection with the offering of the Shares for sale to the public.

(c)           The Trust will be responsible for, and shall pay the expenses of, maintaining shareholder accounts and furnishing or causing to be furnished to each shareholder a statement of his account.

8.            Agreements with Financial Intermediaries. The Distributor will have the right to enter into agreements with financial intermediaries of its choice for the sale of Shares and to fix therein the portion of the sales charge, if any, that may be allocated to the financial intermediaries on such terms and conditions as the Distributor will deem necessary or appropriate. Shares sold to financial intermediaries will be for resale by such intermediaries only at the public offering price and on the terms set forth in the Prospectus or as otherwise permissible under the federal and state securities laws. With respect to financial intermediaries who are acting as brokers or dealers within the United States, the Distributor will offer and sell Shares, as agent for the Trust, only to such financial intermediaries who are members in good standing of the Financial Industry Regulatory Authority, Inc. (FINRA). The Trust acknowledges that the Distributor may act as the Trust’s agent for transmitting, or arranging for transmission of, distribution and/or shareholder servicing fees to be paid to financial intermediaries in accordance with arrangements between the Trust and such financial intermediaries.

9.             Payments to Financial Intermediaries. The Distributor may re-allow any or all of the distribution or service fees, front-end sales charges and CDSCs that it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

10.          The Distributor is an Independent Contractor. The Distributor shall be an independent contractor. The Distributor is responsible for its own conduct, for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

11.          Term of Contract. This Agreement shall go into effect on the date hereof and shall continue in effect until two years from the date hereof, and thereafter for successive periods of one year each if such continuance is approved at least annually thereafter (i) either by an affirmative vote of a majority of the outstanding Shares or by the Trustees, (ii) in either case by a majority of the Trustees who are not interested persons of the Distributor or (otherwise than as Trustees) of the Trust, at a meeting called for the purpose of voting on such approval consistent with the requirements under the Investment Company Act. Written notice of discontinuance of this Agreement may be given by one party hereto to the other upon not less than 60 days’ notice.

12.          Assignment. This Agreement may not be assigned by the Distributor and shall automatically terminate in the event of an attempted assignment by the Distributor; provided, however, that the Distributor may employ or enter into agreements with such other person, persons, corporation, or corporations, as it shall determine in order to assist it in carrying out this Agreement, as set forth herein.

13.          Indemnification by Distributor. The Distributor agrees to indemnify and hold harmless the Trust or any other person who has been, is, or may hereafter be an officer, Trustee or employee of the Trust against any loss, damage or expense reasonably incurred by any of them in connection with any claim or in connection with any action, suit, or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact necessary to make the statements made not misleading, on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible or is alleged to be responsible, such as any dealer or person through whom sales are made pursuant to an agreement with the Distributor, unless such statement or omission was made in reliance upon written information furnished by the Trust. The term “expenses” for purposes of this and the next paragraph includes attorney’s fees and amounts paid in satisfaction of judgments or in settlements that are made with the Distributor’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a Trustee may be entitled as a matter of law.

14.          Indemnification by Trust. The Trust agrees to indemnify and hold harmless the Distributor and each person who has been, is, or may hereafter be an officer, director, employee or agent of the Distributor against any loss, damage or expense reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue or alleged untrue statement of material fact, or the omission or alleged omission to state a material fact necessary to make the statements therein not misleading, contained in a registration statement or prospectus, or any amendment or supplement thereto, unless such statement or omission was made in reliance upon written information furnished by the Distributor. The foregoing rights of indemnification shall be in addition to any other rights to which the Distributor may be entitled as a matter of law. Nothing contained herein shall relieve the Distributor of any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of its obligations and duties hereunder.

15.          Books and Records. The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, will be prepared and maintained as required under the Investment Company Act and other applicable securities laws, rules and regulations. The Trust and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Trust, the Distributor will provide copies of such books and records to the Trust or its authorized persons, at the Trust’s expense.

16.          Non-exclusive Agreement. The services of the Distributor to the Trust hereunder shall not be deemed to be exclusive, and the Distributor shall be free to (a) render similar services to, and act as underwriter or distributor in connection with the distribution of shares of, other investment companies, and (b) engage in any other businesses and activities from time to time.

17.          Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement may be amended at any time by mutual agreement in writing of the parties hereto, provided that any such amendment is approved by a majority of the Trustees who are not interested persons of the Distributor or by the holders of a majority of the outstanding Shares affected.

18.          Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

19.          Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

20.          Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, (c) sent via electronic mail, or (d)  sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to:

Calamos Financial Services LLC

Attn: Thomas Kiley

2020 Calamos Court

Naperville, Illinois 60563

Notices to the Trust will be sent to:

Calamos Aksia Hedged Strategies Fund

Attn: Chief Legal Officer

2020 Calamos Court

Naperville, Illinois 60563

Email notices to the Distributor and to the Trust will be sent to eojala@calamos.com.

21.          Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

22.          Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; pandemic or epidemic; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

23.          Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

24.          Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust.

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IN WITNESS WHEREOF, this Agreement has been executed for the Distributor and the Trust by their duly authorized officers.

CALAMOS FINANCIAL SERVICES LLC

By	/s/ Thomas Kiley
Name: Thomas Kiley
Title: Principal Executive Officer

ATTEST:

By:	/s/ Thomas Herman
Name: Thomas Herman
Title: Chief Financial Officer

CALAMOS AKSIA HEDGED STRATEGIES FUND

By	/s/ Erik D. Ojala
Name: Erik D. Ojala
Title: Secretary and Chief Legal Officer